EXHIBIT 10.55

***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)
MEMORANDUM OF AGREEMENT
BY AND BETWEEN THE UNDERSIGNED :
IDM Immuno-Designed Molecules, a French société anonyme with a capital of 1 164 736.90 Euros having its principal place of business at 172 rue de Charonne, Paris (75011) and registered at the Paris Register of Trade and Companies under B 382 632 263 represented by Jean-Loup Romet-Lemonne, President, and Bernard Brigonnet, General Director (hereinafter, “IDM”).
AND:
SANOFI-SYNTHELABO, a French société anonyme with a capital of 1 462 883 492 Euros having its principal place of business at 174, avenue de France, 75013 Paris, and registered at the Paris Register of Trade and Companies under B 395 030 844, represented by Jean-Claude Leroy, Senior Vice President Strategy and Business Development and José Ferrer, Director Operations Legal Affairs (hereinafter “SANOFI-SYNTHELABO”);
RECITALS :
1.	Whereas IDM is a biotechnology company incorporated in 1993 that, since inception, has developed a Know-how and expertise in the field of immunotherapy, and particularly in the field of ex vivo cancer treatments in humans.

2.	Whereas SANOFI-SYNTHELABO is a pharmaceutical company that develops, manufactures and/or markets pharmaceutical products in the field of human health on a worldwide basis.

3.	Whereas IDM and SANOFI-SYNTHELABO signed an agreement on July 13, 1999 defining the terms and conditions under which SANOFI-SYNTHELABO granted IDM a license to its industrial property rights relative to the IL-13 cytokine, in return for SANOFI-SYNTHELABO’s taking a stake in IDM’s capital and receiving a commercialization option in the event developments undertaken by IDM under this license are successful.

4.	Whereas IDM and SANOFI-SYNTHELABO have expressed their desire to strengthen their collaboration in the field of ex vivo cellular therapies for humans and have agreed to such strengthening in the form of a right of first refusal for SANOFI-SYNTHELABO to all IDM development programs in the field of ex vivo cellular therapies for humans on the terms and conditions defined in this Memorandum of Agreement.

5.	Whereas IDM and SANOFI-SYNTHELABO also decided as part of the redefinition of the modalities of their collaboration, and as a condition to such collaboration, to amend the terms of the 1999 Agreements as defined below, on the terms and conditions also defined in this Memorandum of Agreement.
NOW, THEREFORE, THE PARTIES MUTUALLY AGREE AS FOLLOWS:
ARTICLE 1 – DEFINITIONS
The capitalized terms shall have the meaning as set forth below whenever they are used in this Memorandum of Agreement.
1.1	1999 Agreements shall mean the memorandum of agreement signed by the Parties on July 13, 1999, including all annexes to said Memorandum and, in particular, the Contribution Agreement, the License Agreement and its Amendment (as these terms are defined in such agreements)

1.2	Affiliate shall mean any entity controlled by a Party, controlling that Party or under the same control as that Party, in each case either directly or indirectly. For the needs of this definition, “control” means the holding (directly or indirectly through an Affiliate) of more than 50% of the capital or voting rights of a company. The status of an Affiliate is determined as of the date on which this definition needs to be used.

1.3	Antibody shall mean a molecule that is used to arm macrophages, not including molecules that may be used for the maturation or activation of dendritic cells.

1.4	Marketing Authorization shall mean the official authorization to market a Product, issued by the competent Health Authority in each country of the Territory or each Group of Countries of the Territory based on the basis of the Applications.

1.5	Health Authority shall mean, for each Country or each Group of Countries in the Territory, the competent administrative body granting Marketing Authorizations in the said Country.

1.6	Patent(s) shall mean any patent application and/or patent that may be applied for and obtained in the Territory by IDM pertaining to any patentable result developed in the course of any one of the Development Programs carried out in application of this Memorandum of Agreement, as well as any patent application and/or patent held by IDM in the Territory and/or which it has free access to either before or after the date of signature of this Memorandum of Agreement and that would be necessary for the exploitation of the results of any one of these Development Programs. The term “Patent(s)” includes any application for a division, an application for a “continuation”, an application for a “continuation in part”, an application for an extension and an application for a re-issuance covering the said Patents, and in particular, any Supplemental Certificate of Protection relative to the Patent(s).

1.7	License and Supply Contract shall mean the license and supply contract to be entered into by IDM and SANOFI-SYNTHELABO pursuant to the provisions of Article 6.3(b) below, in the event of the exercise of the Option for Exclusive License by SANOFI-SYNTHELABO.

1.8	Effective Date shall mean the date on which this Memorandum of Agreement shall take effect in accordance with provisions of Article 10.1 below.

1.9	Application(s) shall mean all the documentation necessary to file an application for a Marketing Authorization with the competent Health Authorities in each Country.

1.10	Phase I Study shall mean, within the context of a Development Program, all tolerance studies of a Product as well as any pharmacodynamic study relative to said Product conducted by IDM in treated patients.

1.11	Phase II Study shall mean, within the context of a Development Program, all studies conducted by IDM to demonstrate clinical activity of the Product in treated patients.

1.12	Phase III Study shall mean, within the context of a Development Program, all studies conducted by IDM to confirm the efficacy and evaluate the long-term tolerance of a Product in order to obtain the Marketing Authorization for the said Product in the Countries.

1.13	Development Offer shall mean the offer that IDM must make to SANOFI-SYNTHELABO pursuant to the provisions of Article 3.2 below in order to enable the later to exercise, or not, its right for a Development Option.

1.14	Development Option shall mean SANOFI-SYNTHELABO’s irrevocable option under Article III of this Memorandum of Agreement guaranteeing it, in the event it exercises its option on a given Development Offer, the exclusive benefit of the results of the corresponding Development Program in return for its financing of the costs and expenses relative to said Development Program.

1.15	Exclusive License Option shall mean SANOFI-SYNTHELABO’s irrevocable option under Article V of this Memorandum of Agreement guaranteeing, in the event it exercises its option on the Final Results of the Development, an exclusive worldwide license for the results of the corresponding Development Program.

1.16	Parties shall mean SANOFI-SYNTHELABO and IDM collectively (each of the Parties being individually designated as a “Party”).

1.17	Country shall mean any country located in the Territory.

1.18	Product shall mean a joint collection of a minimum of [. . . *** . . .] elements and a maximum of [. . . *** . . .] elements.
(a)	[. . . *** . . .]

(b)	[. . . *** . . .]

*Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

In the future, subject to relevant evolutions of science and technology, other elements may be added to this list without modifying the general definition of the Product as described in this Article.
1.19	Final Product shall mean a sequence of stages as defined below:

[. . . *** . . .]

[. . . *** . . .]

[. . . *** . . .]

[. . . *** . . .]

[. . . *** . . .]

[. . . *** . . .]

[. . . *** . . .]

[. . . *** . . .]

Any new stage that may be added to this definition in the future, subject to relevant evolution of science and technology, between the initial sampling step and the injection of the Final Product into the treated patient, is also an integral part of the Final Product.
1.20	Development Program shall mean, for a given Product in a specified therapeutic indication, all pre-clinical and clinical studies conducted or to be conducted by IDM and necessary for the preparation of applications for Marketing Authorizations in the Countries of the Territory.

1.21	Industrial Property of the Product shall mean collectively the Patents, Know-How, as well as any intellectual property right that might be held by IDM, either before or subsequent to the date of signature of this Memorandum of Agreement, or of which it might have free disposal, and that would be necessary to exploit the results of any one of the Development Programs and, in particular, (i) all copyrights relative to computer software and/or (ii) cell lines, antigens and/or Antibodies necessary to implement the Development Programs.

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

1.22	Permanent Development Results shall mean all data, information and results obtained by IDM upon completion of a Development Program. These results will be assembled and presented by IDM in accordance with Good International Clinical Practices (ICH).

1.23	Know-How shall mean all knowledge, processes, techniques and scientific information resulting from any of the Development Programs carried out in application of this Memorandum of Agreement, or that might be owned by IDM either before or subsequent to the date of signature of this Memorandum of Agreement and/or of which IDM would have free disposal, and that would be necessary in connection with the development, manufacture, marketing and/or utilization of a Product. Know-How includes in particular all knowledge of any kind contained in the Applications.

1.24	Territory shall mean all the Countries in the World.

1.25	Third party shall mean any individual or any legal entity except the Parties and their Affiliates.

1.26	European Union shall mean any member Country of the European Union on the date of signature of this Memorandum of Agreement, as well as any other Country that might become a member of the European Union during the entire life of this Memorandum of Agreement.
ARTICLE II – PURPOSE
2.1	The purpose of this Memorandum of Agreement is to define the terms and conditions under which IDM grants to SANOFI-SYNTHELABO, on a priority basis with respect to any Third Party, (i) a specified number of options to Development Programs undertaken by IDM, guaranteeing SANOFI-SYNTHELABO, in the event it exercises a specified option, the exclusive benefit of the results of the corresponding Development Program, and (ii) at completion of each Development Program for which SANOFI-SYNTHELABO has exercised this option, an option for an exclusive worldwide license for the results of said Development Program.

2.2	This Memorandum of Agreement shall be binding between the Parties. It is understood, however, that the Parties shall use their best efforts to formalize in an application agreement (the “Final Agreement”) within four (4) months of the Effective Date of this Memorandum of Agreement, certain detailed application procedures for the application of this Memorandum of Agreement, but that the formal signing of this Final Agreement is not considered by the Parties as a precondition for their mutual acceptance of the provisions of this Memorandum of Agreement.

Consequently, failure to sign to Final Agreement within the above-mentioned period of four (4) months shall in no way affect the binding nature of the provisions of this Memorandum of Agreement, which shall be deemed, for all effects and purposes, to constitute the Final Agreement referred to above.

The provisions of this Article 2.2 shall apply, mutatis mutandis, to the formalization of the License and Supply Agreement referred to in Article 6.3 (b) below and the Amendment to the 1999 Agreements referred to in Article 8 below.
ARTICLE III – DEVELOPMENT OPTION
3.1	As of the Effective Date of this Memorandum of Agreement and for a period of ten (10) years following said Effective Date, IDM shall offer to SANOFI-SYNTHELABO, on a priority basis with respect to any Third Party, and on the terms and conditions defined in this Article III, all Products that IDM plans to develop as Project Manager.

IDM will be considered as “Project Manager” of any Product for which it controls directly or indirectly (and therefore either as owner or licensee) the industrial property rights and Know-how necessary for its development, manufacturing and unrestricted marketing.

3.2	In order to validly trigger SANOFI-SYNTHELABO’s Development Option pursuant to the provisions of this Article III, the Development Offer shall mandatorily and cumulatively comply with three provisions defined in paragraphs (a) to (c) below:
(a)	The Development Option shall establish, in a reasonably documented manner, (i) the in vitro proof of concept of the Product, including a demonstration of the induction of a specific immune response to the relevant antigen or Antibody in a specified therapeutic indication, and (ii) the in vivo safety data of the Product in the first six (6) treated patients.

(b)	The Development Offer shall include a draft Development Program (including an implementation timetable and a budget estimate) prepared and submitted to the Executive Committee by the Development Committee based on data gathered by the Research Committee and approved by the Executive Committee, for the therapeutic indication for which the proof of concept referred to above has been established.

(c)	The Industrial Property of the Product included in the Development Offer and/or its future exploitation, shall not be subject to and/or shall not be subordinated in any manner whatsoever to, any Third Party rights which existence could have a significant negative impact on the economic potential of the Product for SANOFI-SYNTHELABO in the event of the exercise by the latter of its Option for Exclusive License. The Development Offer shall confirm the absence of such Third Party rights and, more generally, shall identify the Third Party rights whose existence could have a negative or positive impact on the economic potential of the Product.

Annex 3.2 (c) identifies all third party rights affecting the Industrial Property of the Products currently undergoing development by IDM. IDM guarantees its accuracy.

3.3	IDM shall be free to grant one or more licenses for the industrial property and Know-how rights that it controls, directly or indirectly, to Third Party “Project Managers”, in the sense defined in Article 3.1 above, for their own development projects.

It is established, however, that the use of this freedom may never result, after the execution date of this Memorandum of Agreement, in the assignment or granting to a Third Party of exclusive rights for any indication or therapeutic use and/or industrial property rights – or Know-How – directly or indirectly controlled by IDM.

By exception to what is set forth in the first paragraph of Article 3.3, and unless prior written consent was granted by SANOFI-SYNTHELABO, IDM may not grant such licenses to Third Parties for development programs that (i) rely on the same antigen(s) and/or the same Antibody (antibodies) or that (ii) involve the same therapeutic indication(s) as an on-going Development Program, based on the same family of effector MAK or DC cells. It is stipulated by the Parties that the restrictions specified above in Article 3.3, paragraph three (ii) shall terminate once a Product is registered for the indication covered by the Development Program.

3.4	SANOFI-SYNTHELABO may exercise its right for a Development Option under this Article III for up to ten (10) option rights for the first five (5) years following the Effective Date of this Memorandum of Agreement.

At the end of the fifth (5th) year following the Effective Date of this Memorandum of Agreement, SANOFI-SYNTHELABO may exercise its right for a Development Option under this Article III for up to two (2) option rights per year. SANOFI-SYNTHELABO therefore has a credit equal to twenty (20) Development Option rights, including two (2) Preferential Options as defined in Article 3.8 below.

3.5	SANOFI-SYNTHELABO shall be required to exercise its right for a Development Option within two (2) months after notice was given by IDM to SANOFI-SYNTHELABO of a Development Offer. IDM shall give such notice of a Development Offer to SANOFI-SYNTHELABO as soon as possible after the date on which the Executive Committee has approved the corresponding proposed Development Program, and no later than sixty (60) days after such date. According to the provisions of Article 3.2 (b), the Research Committee shall submit to the Development Committee the proof of concept (as defined in Article 3.2 (a) (i)), and the latter shall submit to the Executive Committee for approval a proposed Development Program including an estimated timetable and budget, the Executive Committee having a maximum of thirty (30) days from the date of communication of the corresponding proposal to approve this Development Program.
(a)	In the event SANOFI-SYNTHELABO were to notify IDM within the above-mentioned period of two (2) months of its decision not to exercise its right for a Development Option, or if it fails to give any reply to IDM within that time, IDM shall be released from any obligation in connection with the development of the Product in the therapeutic indication specified in the Development Offer, and IDM shall be free to develop this Product in that therapeutic indication either on its own or in collaboration with a Third Party.

The non-exercise by SANOFI-SYNTHELABO of its right for a Development Option shall in no way affect the option right credit it has under Article 3.4 above for the corresponding period.

(b)	In the event SANOFI-SYNTHELABO were to notify IDM within the above-mentioned period of two (2) months of its decision to exercise its option right, SANOFI-SYNTHELABO shall assume financing of the corresponding Development Program, for which IDM will retain operational responsibility, in accordance with provisions of Article V below.

Exercise by SANOFI-SYNTHELABO of its right for a Development Option shall affect its option right credit pursuant to Article 3.4 above. Such credit shall be reduced for the corresponding period by one unit for each exercised option right.
3.6	For each right for a Development Option exercised by SANOFI-SYNTHELABO pursuant to the provisions of this Article III, SANOFI-SYNTHELABO shall pay IDM an amount not including taxes of [. . . *** . . .] , subject to the provisions of Article 3.8 below.

This amount shall be paid by bank transfer to the bank account whose references will be provided in due time to SANOFI-SYNTHELABO, within thirty (30) days of the date of receipt by IDM of the notice from SANOFI-SYNTHELABO of its decision to exercise its right for a Development Option pursuant to the provisions of Article 3.5 (b) above.

3.7	Notwithstanding the foregoing provisions, IDM shall submit to SANOFI-SYNTHELABO as soon as possible following the execution date of this Memorandum of Agreement, all its on-going Development Programs outstanding at that date for which IDM is the Project Manager and which are listed in Annex 3.7 (the “On-going Programs). IDM shall transmit to SANOFI-SYNTHELABO, subject to the confidentiality and restricted use obligations defined in Article IX of this Memorandum of Agreement, all information necessary to enable SANOFI-SYNTHELABO to evaluate its interest and possibly exercise a right for a Development Option to such On-going Programs.

SANOFI-SYNTHELABO shall have, with respect to these On-going Programs, the right to exercise, or not, its Development Options on the terms and conditions defined in this Memorandum of Agreement, and such right may be exercised, at the sole option of SANOFI-SYNTHELABO and without limitation, for one, several or all of the On-going Programs, provided, however, that it may not exceed the limit of ten (10) programs specified for the first five (5) years of this Memorandum of Agreement.

SANOFI-SYNTHELABO shall be required to exercise its rights for a Development Option for the On-gong Programs not later than (i) November 1,

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

2001, or (ii) thirty days following the Effective Date of this Memorandum of Agreement, whichever is later.
In the event of non-exercise by SANOFI-SYNTHELABO of its right for a Development Option by the deadline specified for a given On-going Program, IDM shall be released from any obligation with respect to such On-going Program in the corresponding therapeutic indication, and IDM shall be free to develop the corresponding Product in this therapeutic indication either on its own or in collaboration with a Third Party.
In the event of exercise by SANOFI-SYNTHELABO of its right for a Development Option by the specified deadline with respect to a given On-going Program, SANOFI-SYNTHELABO shall pay IDM, depending on the development stage of such On-going Program as at the date on which the Development Option is exercised, the cumulative amount that it would have been required to pay on that date in application of Articles 3.6 and 5.4 of this Memorandum of Agreement if it had exercised its Development Option at the beginning of such On-going Program, and shall reimburse IDM for the costs and expenses linked directly to the On-going Program and incurred by IDM prior to that date.
This amount shall be paid by bank transfer to the bank account which references will be given in a timely fashion to SANOFI-SYNTHELABO within thirty (30) days of the date of receipt by IDM of the notice from SANOFI-SYNTHELABO of its decision to exercise its right for a Development Option related to the said On-going Program.
3.8	IDM grants preferential terms to SANOFI-SYNTHELABO for two (2) rights for a Development Option (the “Preferential Options”) among the twenty (20) held by SANOFI-SYNTHELABO pursuant to Article 3.4 above.

Pursuant to the preceding paragraph, preferential terms and conditions shall be understood to mean that SANOFI-SYNTHELABO, for each of the two (2) Preferential Options, shall be released from any obligation to pay the amounts specified in Article 3.6, Article 5.4 and Article 6.4.

Consequently, SANOFI-SYNTHELABO shall only be obligated to pay IDM, for each of these Preferential Options, and solely to the extent it exercises the corresponding Option for Exclusive License, the amount specified in Article 6.5 below, within the limits defined in that Article.

SANOFI-SYNTHELABO may freely choose the Development Offer for which it decides to exercise the first of its Preferential Options, but (i) may not exercise the second immediately after the first, and (ii) may not exercise a Preferential Option for an On-going Program as defined in Article 3.7 above.

3.9	Once IDM has obtained the in vitro proof of concept for a given Product and the tolerance data on said Product in the first six (6) treated patients but if no collaboration between IDM and SANOFI-SYNTHELABO has taken place with respect to such Product within the framework of the provisions of this Memorandum of Agreement (and specifically in the event that, without prejudice to the provisions of Article 5.7 below, the Parties cannot agree within the

Executive Committee as to the corresponding Development Program), IDM shall in no way be able to enter into a collaboration agreement with any Third Party with respect to said Product on terms that are more favorable than the terms and conditions proposed by IDM to SANOFI-SYNTHELABO.

In order to permit SANOFI-SYNTHELABO to ensure that IDM will duly fulfill its obligation under this Article 3.9 and solely to that end, IDM shall inform SANOFI-SYNTHELABO in a timely fashion of any negotiations undertaken by IDM with a Third Party with respect to such a collaboration agreement, and shall inform it, in any event and prior to the conclusion of such collaboration agreement, of the final terms and conditions of such agreement. This information shall be covered by the confidentiality and restricted use obligations defined in Article IX of this Memorandum of Agreement.

In no event shall the provisions of this Article 3.8 be construed as limiting or restricting in any way the priority right of SANOFI-SYNTHELABO to IDM’s Development Programs on the terms and conditions defined in this Memorandum of Agreement. In no event shall the provisions of this Article 3.8 be construed as limiting or restricting in any way whatsoever IDM’s property rights to the products excluded from this Memorandum of Agreement.
ARTICLE IV – JOINT COMMITTEES
4.1	In order to ensure the follow-up of all Development Programs undertaken by the Parties under this Memorandum of Agreement, the Parties agree to set up :
(a)	an Executive Committee responsible for approving each Development Program (as detailed in Article 3.5, paragraph one), prior to their communication to SANOFI-SYNTHELABO pursuant to the provisions of Article 3.2 (b) above, as well as for the overall follow-up and approval of any modification to the initial Development Programs.

(b)	a Research Committee responsible for evaluating each Product from the date the proof of concept is obtained until the Product enters Phase I Development.

(c)	a Development Committee responsible for the definition and supervision of each Development Program subsequent to the date the Proof of Concept is obtained until the date the corresponding Marketing Authorizations are obtained and the submission of these Development Programs for approval to the Executive Committee.

(d)	a Manufacturing and Supply Committee responsible for supervising all aspects relative to the manufacturing, supply and cost of the Products (a first estimate of which shall be submitted to the Executive Committee not later than the end of Phase II of each Development Program) in the event of the exercise by SANOFI-SYNTHELABO of one of its rights for Exclusive License Option in accordance with the provisions of Article VI below, and

(e)	a Finance Committee responsible for budget control of the Development Programs undertaken pursuant to this Memorandum of Agreement.
The Executive Committee, the Research Committee, the Development Committee, the Manufacturing and Supply Committee and the Finance Committee are jointly referred to hereinafter as the “Joint Committees”. The missions of the Executive Committee are more fully described in Annex 4.1 of this Memorandum of Agreement. The missions of the other Joint Committees shall be more fully defined by the Executive Committee at its first meeting.
Each Joint Committee other than the Executive Committee may be assisted in carrying out its missions by joint membership sub-committees that report to them. The creation of such sub-committees and their operating rules shall be subject to prior approval of the Executive Committee.
4.2	The Joint Committees shall be constituted as follows:
–	The Executive Committee shall consist of six (6) permanent members, three (3) for each of the Parties.
Each of the Parties shall notify the other, within thirty (30) days of the Effective Date of this Memorandum of Agreement of the identity of their respective permanent members on the Executive Committee.
The first meeting of the Executive Committee shall take place within sixty (60) days of the Effective Date of this Memorandum of Agreement. Meetings of the Executive Committee shall be called by any of its permanent members, or by one of the Parties, and at least once every four (4) months, on the premises of each Party alternatively.
The Joint Committees other than the Executive Committee shall report to the Executive Committee and shall each be comprised of four (4) permanent members, two for each of the Parties. The permanent members of each of these Joint Committees shall be designated for each of the Parties by the permanent members representing that Party on the Executive Committee.
This designation shall be set forth in a joint set of minutes prepared to that end by the permanent members of the Executive Committee. They may be subsequently replaced in the same manner by simple decision of the permanent members representing the corresponding Party, set forth in a joint set of Executive Committee minutes.
The Executive Committee shall call the first meeting of each Joint Committee other than the Executive Committee. Subsequent meetings shall then be called by the Executive Committee or by any of the permanent members of such Joint Committee, and at least once every four (4) months, absent a decision to the contrary of the Executive Committee, on the premises of each Party alternatively.

4.3	Each of the Joint Committees has authority for information, consultation and (i) recommendation in their respective areas with respect to the Joint Committees other than the Executive Committee and (ii) decision-making with respect to the Executive Committee. To be valid, a recommendation and/or a decision, as the case may be, requires that all permanent members of both Parties are present or represented and that said permanent members present or represented approve it unanimously. In the event there is no unanimous agreement as to a recommendation submitted for approval to a meeting of any of the Joint Committees other than the Executive Committee, the recommendation may be submitted to the Executive Committee itself, on the initiative of any permanent member of the corresponding Joint Committee. In the event of any disagreement within the Executive Committee with respect to a decision submitted to the Executive Committee for approval, that cannot be resolved in application of the provisions of this Memorandum of Agreement, provisions of Article 5.7 below shall apply.

It is understood, however, that in no event may the decisions of any one of the Joint Committees, including the Executive Committee, have the effect of modifying in any way whatsoever the rights and obligations of the Parties under this Memorandum of Agreement; any modification of the terms and conditions of this Memorandum is to be made pursuant to the provisions of Article 11.2 below. In no event may the joint minutes of the Joint Committees therefore be deemed as constituting amendments to this Memorandum of Agreement.
ARTICLE V – DEVELOPMENT
5.2	Without prejudice to the provisions of Article 3.2 above, and without waiting for a formal Development Offer, IDM shall provide SANOFI-SYNTHELABO, through the Research Committee, and as soon as possible after obtaining each of them, with (i) the in vitro proof of concept for any Product under development at IDM, and (ii) the in vivo safety data for such Product in the first six (6) treated patients.

As of providing such information, the Parties (i) shall work together in the appropriate Joint Committees to prepare the corresponding proposed Development Program (as detailed in Article 3.5, paragraph one), to be submitted to the Executive Committee for approval and (ii) shall consult each other, within the Research Committee and the Development Committee, in connection with IDM’s preparation of the Development Offer to be submitted to SANOFI-SYNTHELABO in accordance with provisions of Article 3.2 above.

More generally, IDM shall regularly inform SANOFI-SYNTHELABO, on a priority basis with respect to any Third Party, during meetings of the Executive Committee, of its entire research and development policy and of all Product development projects which possible launch it intends to investigate. For all useful purposes and effects, it is recalled that the information obtained by SANOFI-SYNTHELABO in this context shall be covered by the confidentiality and restricted use obligations defined in Article IX.

Each of the Parties shall remain responsible for the costs and expenses that it incurs in relation with this Article 5.1.

5.2	In the event SANOFI-SYNTHELABO exercises a Development Option for a given Development Program, IDM agrees to carry out diligently the corresponding Development Program as potentially amended by the Executive Committee, in strict compliance with applicable laws and regulations as well as good International Clinical Practices (ICH). IDM shall devote appropriate material and human resources to properly carry out the Development Program in compliance with the corresponding implementation timetable and budget. As of the exercise by SANOFI-SYNTHELABO of a Development Option, IDM may not interrupt a Development Program at any phase whatsoever, without the prior written approval of SANOFI-SYNTHELABO, subject to the provisions of Article 5.4 below.

The provisions applicable in the event IDM is not in a position to assume its obligations under the Development Program are defined in Article 5.8 below.

Notwithstanding the financing of the Development Program by SANOFI-SYNTHELABO, IDM shall carry out the corresponding work under its own responsibility. Consequently, IDM waives any recourse against SANOFI-SYNTHELABO or any one of its Affiliates for any damage that it might sustain out of the implementation of a given Development Program, and shall hold SANOFI-SYNTHELABO and/or any of its Affiliates harmless in any Third Party action based on a damage sustained by that Third Party out of the Development Program.

Throughout the implementation period of the Development Program, SANOFI-SYNTHELABO or a Third Party expert designated by SANOFI-SYNTHELABO and bound by a confidentiality obligation, may audit, including on the premises of any Third Party to which IDM might decide to subcontract all of part of the implementation of the Development Program and for which IDM stands surety under the provisions of this Article, subject to reasonable prior notice and during normal office hours, all of the development work carried out under the Development Program, as well as all documents and instruments substantiating the costs and expenses resulting therefrom for IDM. The information obtained by SANOFI-SYNTHELABO within the context of such audit shall be covered by the confidentiality and restricted use obligations defined in Article IX.

In the event of the exercise by SANOFI-SYNTHELABO of its right for Exclusive License Option in light of the Final Development Results, IDM agrees to prepare, pursuant to the rules of the Art and applicable regulations in the Countries, the necessary Applications required for filing by SANOFI-SYNTHELABO, its Affiliates and/or its licensees, requests for Marketing Authorizations for the Countries for which the Exclusive License Option has been exercised.

All results from the implementation of each Development Program shall be the sole property of IDM and shall be part of the purpose of the Exclusive License Option.

IDM, after consulting with SANOFI-SYNTHELABO, shall arrange for the patent protection of these results, as they are obtained, in its own name and shall be responsible both in France and abroad for initiating the corresponding patent applications procedures, shall manage the procedures from the review of these applications through the issuance of the Patents, as well as any objection and appeals proceedings. IDM shall also be responsible for the costs of filing, maintenance and defense with regard to the Patents filed in the United States of America, Japan and in all States of the European Union, both during the period relative to the implementation of the developments by IDM and during the period of commercial exploitation of the corresponding results by SANOFI-SYNTHELABO. SANOFI-SYNTHELABO, for its part, shall be responsible for the costs of filing, maintenance and defense relative to Patents filed in any Country other than the United States of America, Japan and the States comprising the European Union involving these results, both during the period relative to the implementation of the corresponding developments by IDM and during the period of commercial exploitation of the corresponding results by SANOFI-SYNTHELABO.

Prior to communication of the summary report of the final results of the studies relative to the Phase I of each Development Program, IDM shall give to SANOFI-SYNTHELABO the final study relative to the freedom to exploit the Product covered by said Development Program.
5.3	SANOFI-SYNTHELABO may permanently at any time without justification and subject only to a prior notice of three (3) months given to IDM, interrupt each Development Program without owing any compensation. In the event SANOFI-SYNTHELABO exercises its interruption right, IDM shall be free to develop the corresponding Product in the therapeutic indication covered by the interrupted Development Program, either on its own or in collaboration with a Third Party. SANOFI-SYNTHELABO shall not be subject to giving any prior notice in the event its decision is made within the context of the provisions of Article 5.4 (c) below.

5.4	At the end of Phase I, Phase II and Phase III of each Development Program, IDM shall provide SANOFI-SYNTHELABO with a summary report of final results of such clinical Phase, this submission will be made within thirty (30) days from completion of the report. The Executive Committee shall then meet within one (1) month of the submission to evaluate these final results.
(a)	If the Executive Committee decides, based on the results of the clinical Phase, to pursue the implementation of the Development Program, SANOFI-SYNTHELABO shall owe IDM, subject to the provisions of Article 3.8 below, the following amounts:
(i)	In the event of a decision, duly set forth in joint minutes, and based on a Phase I summary report, to start Phase II work, SANOFI-SYNTHELABO shall owe IDM an amount equal to [. . . *** . . .] before taxes.

This amount shall be paid by bank transfer to the bank account whose references shall be provided in a timely manner to SANOFI-SYNTHELABO within thirty (30) days from the date of the joint minutes referred to above.

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

In the event of a decision, duly set forth in joint minutes, and based on a Phase II summary report, to start Phase III work, SANOFI-SYNTHELABO shall owe IDM an amount equal to [. . . *** . . .] before taxes.
This amount shall be paid by bank transfer to the bank account whose references shall be provided in a timely manner to SANOFI-SYNTHELABO within thirty (30) days from the date of the joint minutes referred to above.
(b)	If the Executive Committee decides, given the results of the clinical Phase, that continuation of the work started under the Development Program is subject to modification of the constituents of the Product as such elements are listed in Article 1.18 of this Memorandum of Agreement, the following provisions shall apply:
(i)	if the modification applies only to a single constituent of the Product for which a new element is substituted, the modified Product shall be considered to be the continuation of the initial Product, as a consequence of which the decision to continue work within the context of the modified Development Program shall in no way impact the Development Option right credit of SANOFI-SYNTHELABO. Any payment made within the context of the initial Development Program shall, to all effects and purposes, be deemed to have been made in the context of the modified Development Program.

(ii)	if the modification applies to two or more constituents, and without prejudice to the provisions of Article 5.6 (a) below, the modified Product shall be considered a new Product which, according to the provisions of Article 3.2 above, shall require a new Development Offer, on the terms and conditions defined in said Article 3.2.
(c)	If the Executive Committee decides, based on the results of the clinical Phase, not to pursue the implementation of the subsequent Phases of the Development Program, or if SANOFI-SYNTHELABO decides on its own, based on these results, to permanently interrupt the Development Program pursuant to the provisions of Article 5.3, IDM shall be free, without any other consideration on its part, to develop the corresponding Product in the therapeutic indication covered by the interrupted Development Program, either on its own or in collaboration with a Third Party.

(d)	In the event there is no agreement within the Executive Committee as to the decision submitted to it for approval, the provisions of Article 5.7 below shall apply if necessary.
5.5	SANOFI-SYNTHELABO shall cover all the costs and expenses directly linked to the implementation by IDM of each Development Program, within the limits defined in the budget estimate for said Development Program.

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Any modification in the budget estimate of the Development Program that may be proposed by the competent Joint Committees shall require a motion by the Executive Committee.
5.6	(a) If during the implementation of the given Development Program, it appears to one of the Parties that a different therapeutic indication (“New Indication”) or an extended indication (“Extended Indication”) may be obtained with the same Product (apart from the initial therapeutic indication) within the context of a modified Development Program, the Parties shall negotiate in good faith any change to the Development Program.

(b) In the event of a disagreement between the Parties as to the appropriateness or conditions of this change within two (2) months of the date on which the first-acting Party shall have notified the other of its decision to start the negotiations specified in paragraph (a) above, each Party shall be free to undertake by itself, at its sole expense, the development corresponding to the New Indication or to the Extended Indication (the “Supplemental Development”). In such event:
(i)	Regardless of which Party undertakes this Supplemental Development, SANOFI-SYNTHELABO shall be released with regard to that party from any obligation to pay any milestone whatsoever for the different corresponding phases of development, or upon any regulatory filing with the competent Health Authorities if such development is successful (and in particular from any payment obligation under Articles 3.6, 5.4, 6.4 and 6.5 of this Memorandum of Agreement).

(ii)	If the Party which decided to undertake the Supplemental Development is SANOFI-SYNTHELABO, IDM shall grant the latter, free of charge, a non-exclusive license, with the right of sublicense, for IDM’s rights to the Industrial Property of the Product, including the results of work undertaken earlier under the relevant Development Program, in order to implement or cause to be implemented said Supplemental Development IDM shall supply SANOFI-SYNTHELABO with the Product at its full manufacturing cost for the needs of such Supplemental Development.

All results of the implementation of the Supplemental Development shall be the exclusive property of the Party that will have assumed responsibility for it.

(iii)	In the event the Supplemental Development makes it possible to obtain from the competent Health Authorities a New Indication or an Extended Indication for the Product, the following provisions shall apply:
–	At the end of the Supplemental Development, SANOFI-SYNTHELABO shall have a worldwide exclusive license option (including vis-à-vis IDM and its Affiliates), with the right to sublicense, for IDM’s rights to the Industrial Property of the Product in order to sell the Product, cause it to be sold, exploit it, cause it to be exploited in the Territory in such New Indication or Extended Indication.

If the Supplemental Development was done by IDM, the Industrial Property of the Product covered by this option shall include the results of the Supplemental Development.

–	In the event this option is exercised by SANOFI-SYNTHELABO, it is understood that (1) the exclusive license thus granted would have a term identical to the term defined in paragraph (x) of Article 6.3 (b) below, (2) IDM shall supply the Product to SANOFI-SYNTHELABO on terms and conditions identical to those defined in paragraph (viii) of Article 6.3 (b) below, the selling price of the Product as defined in this Article being deemed to include compensation for this exclusive license, and (3) the Party that was responsible for the Supplemental Development shall receive a specific payment defined in accordance with the following provisions:
–	If the Supplemental Development was done by IDM, SANOFI-SYNTHELABO shall pay IDM [. . . *** . . .] of the updated amount, based on the average Euribor one-year rates determined as of the date of exercise of the above-mentioned option and then on each anniversary date of such exercise, of all the costs and expenses directly linked to the implementation by IDM of the Supplemental Development, plus a Developer royalty equal to [. . . *** . . .] of Net Sales (as this term if defined in Article 6 below) of the Product in such New Indication or Extended Indication.

–	If the Supplemental Development was done by SANOFI- SYNTHELABO, IDM shall pay SANOFI-SYNTHELABO a Developer royalty equal to [. . . *** . . .] of Net Sales (as this term if defined in Article 6 below) of the Product in such New Indication or Extended Indication.
In the event that, for any reason, IDM were unable to supply the Product, the licenses specified in this Article 5.6 (b) shall be extended, without prejudice to any other action available to SANOFI-SYNTHELABO because of such failure, and without any change in their payment conditions, to the right to produce the Product and/or cause it to be produced.
5.7	In the event of a disagreement within the Executive Committee as to a decision submitted for approval that would not permit the Development Program to be pursued under reasonable conditions (i) that is not resolved in application of the provisions of this Memorandum of Agreement and in particular Articles 5.6 (b) or 5.8 above, (ii) that does not result from a unilateral decision by IDM to interrupt the implementation of a Development Program at the end of any one of its Phases, and/or (iii) that does not result from the failure by one of the Parties to perform its obligations under this Memorandum of Agreement, the following provisions shall apply:

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

(a)	The disagreement shall be noted in the joint minutes of the corresponding Executive Committee meeting.

A second meeting of the Executive Committee shall be called and shall meet within one (1) month of the date of the meeting during which this disagreement was noted. At this second meeting, the members of the Executive Committee shall use their best efforts to resolve in good faith the difference noted.

(b)	In the event of a disagreement that persists after this second meeting of the Executive Committee, this fact shall again be noted in the corresponding joint minutes, and the difference shall be submitted for resolution to the respective General Managements of both Parties (the Chairman of the Board of Directors for IDM, and either the Chairman of the Board of Directors or the Director of Research and Development for SANOFI- SYNTHELABO). General Managements of the Parties shall use their best efforts to resolve the difference in good faith.
(i)	In the absence of a friendly agreement between General Managements of the Parties within sixty (60) days of the date of the second meeting of the Executive Committee referred to above, the Parties shall designated by mutual consent an investment bank of international reputation with specific competence in the field of evaluating pharmaceutical development projects (hereinafter, the “Expert”), which shall be responsible for assessing the market value of commercial rights and the Parties’ respective revenues derived from the results of the Development Program at issue, as such commercial rights and revenues result from the provisions of this Memorandum of Agreement. This assessment shall be based on a global fair market value for the product related to the development program and shall be adjusted to reflect the corresponding development risk in terms of the clinical Phase reached by such Development Program concerned on the date when this assessment is made.

The Expert shall have a period of forty-five (45) days to notify his assessment to the Parties. Each Party shall be authorized to provide the Expert, as soon as possible after the start of the expert’s valuation period, and for information purposes only, with a copy addressed to the other Party, (i) of its own assessment of these commercial rights and revenues as well as the substantiation for this assessment, and (ii) a single critical analysis of the valuation made by the other Party.

Absent an agreement between the Parties as to designation of the Expert, the latter shall be named by the President of the International Chamber of Commerce of Paris at the instance of the first-acting Party.

The Expert’s fees and costs shall be shared equally by the Parties.
(ii)	Based on the assessment made by the Expert, IDM shall have a right to take back any rights granted to SANOFI-SYNTHELABO pursuant to the provisions of this Memorandum of Agreement regarding the results relative to the said Development Program, subject to payment by IDM to SANOFI-SYNTHELABO, by way of compensation, of an amount corresponding to the assessment of the value of SANOFI-SYNTHELABO’s rights by the Expert. IDM shall be required to notify SANOFI-SYNTHELABO of its decision to exercise its right to take back within three (3) months of the date on which the Expert notifies the Parties of the results of its evaluation pursuant to the provisions of paragraph (i) above, payment of the corresponding amount to be made by bank transfer to the account whose references shall be communicated in a timely fashion by SANOFI-SYNTHELABO not later than the expiration date of the above-mentioned period of three (3) months.

(iii)	If IDM fails to exercise its right to take back within the above-mentioned period or if, having exercised such right by the specified deadline, if IDM fails to pay the amount of the corresponding compensation by that same deadline, SANOFI-SYNTHELABO shall have an exclusive license option to the results relative to the said Development Program, subject to the payment by SANOFI-SYNTHELABO to IDM, by way of compensation, of an amount corresponding to the Expert’s assessment of the value of the IDM’s rights.
–	SANOFI-SYNTHELABO shall have a period of three (3) months following the end of the period of three (3) months specified in paragraph (ii) above in which to exercise, or not, the above-mentioned exclusive license option.

–	If SANOFI-SYNTHELABO exercises its exclusive license option by the above-mentioned deadline, IDM shall grant SANOFI-SYNTHELABO an exclusive worldwide license (including with respect to IDM and its Affiliates) with the right to sublicense, for its rights to the Intellectual Property of the Product, including the results from work previously carried out under the said Development Program, in order to further carry out or cause to be carried out the Development Program, to sell, cause to be sold, to exploit, cause to be exploited, the Product in the therapeutic indication covered by the Development Program.

–	In return for the payment by SANOFI-SYNTHELABO to IDM of the above-mentioned compensation, which shall take place within the above-mentioned period of three (3) months by bank transfer to the account whose references shall be indicated in a timely fashion by IDM (i) SANOFI-SYNTHELABO shall not be required to make any milestone payment on the different corresponding clinical Phases while pursuing the Development Program, or, upon obtaining any Marketing Authorization for the Product covered by this Development Program if it is successful, to make any payment under Articles 3.6, 5.4, 6.4 and 6.5 of this Memorandum of Agreement, (ii) IDM shall be required to supply the Product to SANOFI-SYNTHELABO, at its own full manufacturing cost, not only for the needs of the Development

Program but also, in case it is successful, and at the same full manufacturing cost, for the needs of the commercial exploitation of the Product by SANOFI-SYNTHELABO. In the event that, for any reason, IDM proves unable to supply the Product, the above exclusive license shall, without prejudice to any other action available to SANOFI-SYNTHELABO as a result of this failure, be extended without any modification of the terms and conditions of its compensation, to the right to produce the Product and/or cause it to be produced, and (iii) SANOFI-SYNTHELABO shall not be required to pay any royalty of any kind whatsoever in payment of the corresponding exclusive license.

–	All results of the implementation of the Development Program shall be the exclusive property of SANOFI-SYNTHELABO.

–	The exclusive license thus granted shall have a term identical to the term defined in paragraph (x) of Article 6.3 (b) below.
5.8	In the event IDM continues in its failure to perform its obligations under any Development Program thirty (30) days following receipt of the formal notice given by SANOFI-SYNTHELABO to IDM to remedy this default, and without prejudice, if applicable, to the implementation of the provisions of Article 5.7 above, SANOFI-SYNTHELABO shall be free to decide to proceed alone to carry out the Development Program. The same provisions shall apply in the event IDM were to decide unilaterally to interrupt a Development Program at the end of any of its phases. In such event:
(a)	SANOFI-SYNTHELABO shall be released, with respect to continuing the Development Program, from any obligation to pay any milestone on the corresponding different phases, or with respect to obtaining any Marketing Authorization for the Product covered by said Development Program if it is successful, from any payment obligation under Articles 3.6, 5.4, 6.4 and 6.5 of this Memorandum of Agreement.

(b)	IDM shall grant SANOFI-SYNTHELABO an exclusive worldwide license (including with respect to IDM and its Affiliates), with the right to sublicense, for its rights to the Intellectual Property of the Product, including the results from work previously carried out under such Development Program, to further carry out such Development Program or to cause it to be carried out, to sell the Product, to cause it to be sold, to exploit it, to cause it to be exploited, in the therapeutic indication covered by the Development Program. IDM shall supply SANOFI-SYNTHELABO, at its full cost price, with Product for the needs of the Development of Program.

All results of the implementation of the Development Program shall be the sole property of SANOFI-SYNTHELABO.

(c)	the exclusive license thus granted shall have a term identical to the term defined in paragraph (x) of Article 6.3 (b) below, and IDM shall supply the Product to SANOFI-SYNTHELABO, in a commercial phase, on terms and conditions identical to those defined in paragraph (viii) of Article 6.3 below, the selling price of the Product as defined in this Article being deemed to include payment for this exclusive license, SANOFI-SYNTHELABO shall also receive a specific payment equal to, at the choice of IDM:
–	either [. . .***. . .] of the updated amount, based on the average Euribor one-year rates posted on the exercise date of the above option, then on each anniversary date, of all the direct costs and expenses incurred by SANOFI-SYNTHELABO for implementation of the Supplemental Development, plus a Developer royalty equal to [. . .***. . .]of Net Sales (as such term is defined in Article 6 below) of the Product in the therapeutic indication covered by the Development Program,

–	or a Developer royalty equal to [. . . *** . . .] of Net Sales (as such term is defined in Article 6 below) of the Product in the new Indication or Extended Indication concerned.
In the event that, for any reason whatsoever, IDM were to prove unable to supply the Product, the above exclusive license shall, without prejudice to any other action open to SANOFI-SYNTHELABO because of such default, be extended without any modification of the terms of its compensation, to the right to produce the Product and/or cause it to be produced.
5.9.	In the event the Party that chooses not to undertake the Supplemental Development were to reasonably identify an ethical risk related to the implementation of the Supplemental Development by the other Party, it may request by registered mail with return receipt addressed to the other Party (the “Request for an Ethical Expert Analysis”), the set up of a committee of experts (the “Ethics Commission”), staffed as indicated below, in charge of assessing the compliance of the Supplemental Development with standard ethical rules in the field of pharmaceutical development applicable to the type of therapeutic indication covered by the Supplemental Development.

If no Request for an Ethical Expert Analysis has been made within one (1) month from the date on which the Party that decided to undertake the Supplemental Development unilaterally makes this decision known to the other Party, the latter may no longer take advantage of the provisions of this paragraph (iv).

This Ethics Commission shall include five (5) experts in the field of pharmaceutical development, two (2) of them being named by SANOFI-SYNTHELABO, two (2) being named by IDM and the fifth and last, acting as Chairman of the Ethics Commission, being named either by mutual agreement between SANOFI-SYNTHELABO and IDM or, absent mutual agreement within fifteen (15) days of the date of notification of the Request for an Ethical Expert Analysis, by the President of the International Chamber of Commerce, at the request of the first-acting party. The experts shall be chosen for their international reputation in such field.

The Expert Commission shall submit its opinion, which shall be binding on the Parties, within a period of forty-five (45) days from the date of the designation of

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

the Chairman of the Ethics Commission. The decision of the Ethics Commission shall be taken by a majority vote of its members and, in case of a tie, the Chairman shall have the tie-breaking vote.
If the Ethics Commission concludes that the Supplemental Development is ethical, that Development may be implemented. If it concludes that it is not ethical, the Supplemental Development may not be implemented.
The Parties shall share equally the costs and expenses arising from the creation and activity of this expert procedure.
5.10.	It is understood by the Parties that in the event SANOFI-SYNTHELABO, after exercising a Development Option right, were to interrupt the corresponding Development Program, SANOFI-SYNTHELABO shall have a right of first refusal as to any proposed collaboration agreement concluded subsequently by IDM with a Third Party pertaining to such Development Program, or as to any development program substantially similar to such Development Program (hereinafter the “Draft Agreement”).

This right of first refusal shall apply on the following conditions:
(a)	SANOFI-SYNTHELABO may use its right of first refusal only up to a maximum of three (3) rights of first refusal actually exercised.

(b)	Until the actual exercise by SANOFI-SYNTHELABO of its three (3) rights of first refusal, IDM shall notify SANOFI-SYNTHELABO, subject to the confidentiality and restricted use obligations defined in Article IX below, of any firm offer made by a Third Party in good faith pertaining to a Draft Agreement that shall set forth in detail all the determining economic and contractual provisions of the projected collaboration under the said Draft Agreement.
     Under the conditions thus notified, SANOFI-SYNTHELABO shall have the right to substitute itself for such Third Party upon notice of its decision addressed to IDM within thirty (30) days of the date on which IDM has notified it of the Draft Agreement. If SANOFI-SYNTHELABO fails to exercise its substitution right by that deadline, IDM shall be free to conclude the Draft Agreement with such Third Party, but may in no event do so on terms and conditions more favorable to that Third Party than those offered to SANOFI-SYNTHELABO by IDM within the context of the preceding provisions.
ARTICLE VI – OPTION for EXCLUSIVE RIGHT
6.1.	Pursuant to the terms and conditions specified in this Memorandum of Agreement, IDM hereby grants to SANOFI-SYNTHELABO an irrevocable option (hereinafter the “Exclusive License Option”) to obtain, based on the Final Development Results, an exclusive license (including vis-à-vis IDM and its Affiliates) for its rights to the Industrial Property of the Product in order to sell the Final Product, to cause it to be sold, to exploit it, to cause it be exploited in the Territory in the therapeutic indication covered by the corresponding Marketing Authorization.

6.2.	SANOFI-SYNTHELABO shall have an Exclusive License Option for each Development Program carried out to its term in application of this Memorandum of Agreement, or a maximum possible credit equal to twenty (20) Exclusive License Option rights.

6.3.	SANOFI-SYNTHELABO shall be required to exercise its Exclusive License Option within two (2) months from the date of notification by IDM to SANOFI-SYNTHELABO of the summary report of the Final Development Results, IDM shall give notice of the Final Development Results as soon as possible after the date the corresponding Phase III Study is finalized, and not later than sixty (60) days following such finalization date.
(a)	In the event SANOFI-SYNTHELABO notifies IDM by the above-mentioned deadline of two (2) months of its decision not to exercise its option right, or fails to provide IDM with any reply by that deadline, IDM shall be released from any obligation with respect to the Final Product in the therapeutic indication covered by the corresponding Development Program, and IDM shall be free to exploit this Final Product in that therapeutic indication either on its own or in collaboration with a Third Party.

(b)	In the event SANOFI-SYNTHELABO notifies IDM within the above-mentioned period of two (2) months of its decision to exercise its Exclusive License Option, it shall have, subject to the exercise by SANOFI-SYNTHELABO of its right of waiver as defined in Article 6.5 below, an exclusive license (including vis-à-vis IDM and its Affiliates) for IDM’s rights to the Industrial Property of the Product in order to sell the Final Product, cause it to be sold, exploit it, cause it to be exploited in the Territory in the therapeutic indication covered by the corresponding Marketing Authorization (hereinafter the “Exclusive License”). The Exclusive License shall comply with the following terms and conditions, which shall be carried over by the Parties into a License and Supply Contract that the Parties will formalize within two (2) months of the date of the exercise by SANOFI-SYNTHELABO of its Exclusive License Option:
(i)	Subject to the provisions of the following paragraph, SANOFI-SYNTHELABO shall determine at its discretion the Countries of the Territory in which it intends to file an application for an authorization to market and sell the Product under the Exclusive License. It shall provide IDM with a list of these Countries within two (2) months following the date on which it exercises its Exclusive License Option.

Notwithstanding the foregoing provisions, SANOFI-SYNTHELABO agrees to file at least (i) one Marketing Authorization in the United States of America with the Food and Drug Administration, and (ii) one European Marketing Authorization with the European Medication Evaluation Agency (“EMEA”) or, alternatively, a Marketing Authorization for [. . .***. . .] Major Countries of the European Union.

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

The term Major Countries of the European Union, within the meaning of this article, means France, Italy, the United Kingdom, Spain and Germany.
(ii)	Within three (3) months from the date on which IDM receives the notification from SANOFI-SYNTHELABO referred to in paragraph (i) above, IDM shall remit to SANOFI-SYNTHELABO the Applications necessary to obtain the Marketing Authorizations in the said Countries in the name and on behalf of SANOFI-SYNTHELABO, its Affiliates and/or its licensees. After validation of these Applications by the Regulatory Affairs Office of SANOFI-SYNTHELABO, which must be obtained within a period of two (2) months from the date IDM provides the Applications, SANOFI-SYNTHELABO will file the corresponding requests with the Health Authorities within a maximum of two (2) months following such validation.

(iii)	In the event SANOFI-SYNTHELABO fails to make the first commercial sale of the Product in the United States of America within [. . .***. . .] from the date on which it has, cumulatively, (i) obtained the corresponding Marketing Authorization, and (ii) has met all local requirements for marketing the Product, and in particular, all other administrative authorizations, including any authorization relative to the sales price, IDM shall have the right, upon simple notification to SANOFI-SYNTHELABO of its decision, to take back the corresponding commercial rights. In the event IDM exercises this right, IDM shall then be released from any obligation under the License and Supply Contract for the United States of America, which would then be deemed as no longer included in the territory of the Exclusive License and IDM will be free to exploit this Final Product in the therapeutic indication either on its own or in collaboration with a Third Party. SANOFI-SYNTHELABO shall, for its part, not be entitled to any payment of any kind whatsoever.

(iv)	In the event SANOFI-SYNTHELABO fails to make the first commercial sale of the Product in at least [. . .***. . .] Major countries of the European Union within [. . .***. . .] of the date as of which it has cumulatively, in each such country, (i) obtained the corresponding Marketing Authorization and (ii) complied with all local terms and conditions necessary for marketing the Product and, in particular all other administrative authorizations, including any authorization relative to the sales price, IDM shall have the right, upon simple notification of its decision sent to SANOFI-SYNTHELABO, to take back the corresponding commercial rights within the limits defined below. In the event of the exercise by IDM of this right, IDM would then be released from any obligation under the License and Supply Contract for the Countries of the European Union other than the Countries in which SANOFI-

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

SYNTHELABO has actually made the first commercial sale of the Product by the above-mentioned deadline. These countries shall be deemed as no longer included in the territory of the Exclusive License and IDM shall be free, for these Countries, and without paying any consideration, to develop the Product in the corresponding therapeutic indication, either on its own or in collaboration with a Third Party. SANOFI-SYNTHELABO, for its part, shall not be subject to payment of any compensation whatsoever.
Therefore, if by the end of the [. . .***. . .] period referred to above, SANOFI-SYNTHELABO has actually made the first commercial sales of the Product in at least [. . .***. . .] Major Countries of the European Union, the Product shall be deemed as marketed in all the Countries of the European Union and IDM may not make use of its right to take back under this article for any country in the European Union, whether that involves Major Countries or non-Major Countries of the European Union.
On the other hand, if, by the end of that same period, SANOFI-SYNTHELABO has made the first commercial sales of the Product only in one Major Country of the European Union, IDM may make use of its right to take back under this Article for all the Countries of the European Union except for the countries, whether Major or Non-Major Countries of the European Union, in which SANOFI-SYNTHELABO has, as of the date the right of resumption is exercised, achieved the first commercial sales of the Product.
(v)	The Exclusive License shall require payment by SANOFI-SYNTHELABO to IDM of an additional sum to be paid upon obtaining Marketing Authorizations for the Product pursuant to the provisions of Article 6.5 below.

(vi)	The Product shall be marketed by SANOFI-SYNTHELABO, its Affiliates or its licensees, under a trade name chosen by joint agreement between SANOFI-SYNTHELABO and IDM and registered in the name and on behalf of IDM (hereinafter “the Trade Name”). In return for the exploitation of the Trade Name, SANOFI-SYNTHELABO shall pay IDM a royalty equal to [. . .***. . .] of Net Sales of the Product (as this term is defined below).

This royalty shall be included in the Selling Price of the Product (as this term is defined below) during the life of the Exclusive License. Upon expiration of the Exclusive Licensed, SANOFI-SYNTHELABO may engage in the marketing of the Product under its Trade Name in return for the payment to IDM of the [. . .***. . .] royalty referred to above

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

“Net Sales of the Product” means, in this Memorandum, the net sales not including taxes made by SANOFI-SYNTHELABO and/or its Affiliates, after deduction of any discounts, reductions and rebates granted to Third Parties, the cost of returned Products, commissions paid, miscellaneous taxes paid in connection with sales of the Product, market access fees and customs duties as well as transportation and insurance costs relative to these sales.
(vii)	SANOFI-SYNTHELABO may freely decide to sublicense all or part of the rights licensed by IDM under the Exclusive License to any Affiliate and/or to any Third Parties.

(viii)	IDM shall supply the Product to SANOFI-SYNTHELABO in the form of the Final Product at a selling price (“the Selling Price”) equal to [. . . *** . . .] of Net Sales of the Product, the invoices relative to the Selling Price of the product being payable thirty (30) days after the end of the billing month. The Selling Price shall be deemed to be split as follows:
–	Final Product (including any payment by IDM to a Third Party of royalties linked to the use by IDM of industrial property rights held by said Third Party

[. . .***. . .]

–	Inventor Royalty to IDM	[. . .***. . .]

–	Trade Mark royalty (pursuant to the provisions of paragraph (v) above):	[. . .***. . .]
In the event that, for any reason whatsoever, IDM proves            unable to supply the Product, the above Exclusive License shall, without prejudice to any other action open to SANOFI-SYNTHELABO as a result of such default, be extended without any modification of the terms and conditions of its compensation, to the right to produce the Produce and/or cause it to be produced.
(ix)	Each of the Parties may have the component parts as well as the terms and procedures of calculation of the Final Product’s complete manufacturing cost for the elapsed year audited within three (3) months of the end of each year by an independent Expert (the “Independent Expert”) chosen by mutual consent, or in the absence of mutual consent, designated by the President of the International Chamber of Commerce of Paris at the instance of the first acting Party:
–	If the full cost price of the Final Product as audited by the Independent Expert is, for the elapsed year, more than [. . .***. . .] but not more than [. . .***. . .] of Net Sales of the Product, the extra cost shall be fully reflected on the Selling Price of the Product in the form of an adjustment of

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

that price but within the limit, therefore, of a maximum Product Selling Price of [. . .***. . .] of Net Sales of the Product. The corresponding payment shall be made by SANOFI-SYNTHELABO within thirty (30) days from the date the Independent Expert submits his report.
–	If the full cost price of the Final Product as audited by the Independent Expert is, for the elapsed year, more than [. . .***. . .] of Net Sales of the Product, the Parties shall discuss in good faith any adaptation of the Exclusive License that would permit SANOFI-SYNTHELABO to continue marketing the Product on terms and conditions of reasonably satisfactory economic profitability. Absent an agreement between the Parties within three (3) months from the date the Independent Expert submits his report, SANOFI-SYNTHELABO may cancel this Exclusive License without paying any compensation, and IDM shall be free, without paying any consideration, to develop this Product in this therapeutic indication either on its own or in collaboration with a Third Party. In such event, however, it is understood by the Parties that IDM may not market the Product or cause it to be marketed at a Selling Price lower than the last price proposed to SANOFI-SYNTHELABO.

–	If the full cost price of the Final Product as audited by the Independent Expert is, for the elapsed year, less than [. . .***. . .] of Net Sales of the Product, the resulting savings shall be shared equally by IDM and SANOFI-SYNTHELABO, in the form of an adjustment of the Product Selling Price. The corresponding payment, equal therefore to [. . .***. . .] of this savings, shall be made by IDM within thirty (30) days of the date on which the Independent Expert submits his report.
The Parties shall equally share costs related to the mission of the Independent Expert.
(x)	Each Exclusive License shall have, Country by Country, a term equal to the longer of the following two periods: (1) fifteen (15) years from the date of the first commercial sale of the Product in a Country, or (2) the expiration date of the last of the Patents covering the Product in such Country. Upon expiration of the Exclusive License in a given Country, SANOFI-SYNTHELABO shall have a free non-exclusive license for the Know-How in that Country, with the right to sublicense valid so long as SANOFI-SYNTHELABO continues to market the Product.

(xi)	SANOFI-SYNTHELABO may cancel each License and Supply Contract at any time, subject only to a prior notice of twelve (12) months given to IDM, for all or part of the Countries covered by said License and Supply Contract, and without paying any

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

compensation. In the event SANOFI-SYNTHELABO exercises its cancellation right, IDM shall be free, without paying any consideration, to develop the corresponding Product in this therapeutic indication in the Country or Countries for which SANOFI-SYNTHELABO has exercised its cancellation right, either on its own or in collaboration with any Third Party.
6.4.	Subject to the provisions of Article 3.8 above and to any use by SANOFI-SYNTHELABO of its waiver right as defined in Article 6.5 below, for each Exclusive Option right exercised by SANOFI-SYNTHELABO pursuant to the provisions of this Article 6, SANOFI-SYNTHELABO shall pay IBM an amount of [. . . *** . . .] before taxes.

This amount shall be paid by bank transfer to the bank account which references will be notified in a timely fashion to SANOFI-SYNTHELABO pursuant to the provisions set forth in Article 6.5 below.

6.5.	The Exclusive License shall include the payment by SANOFI-SYNTHELABO to IDM of an additional amount if Marketing Authorizations are obtained for the Product in the United States of America and/or in at least [. . .***. . .] Major Countries of the European Union, for a total amount equal to not less than [. . . *** . . .] before taxes and not more than [. . . *** . . .] before taxes, this supplemental amount being broken down on the basis of [. . . *** . . .] of the total amount for the Marketing Authorization in the United States of America and the remaining [. . . *** . . .] for the Marketing Authorization in at least [. . .***. . .] Major Countries of the European Union mentioned above. For the needs of this paragraph, SANOFI-SYNTHELABO obtaining a Marketing Authorization for the European Market issued by the European Medication Evaluation Agency (“EMEA”) shall be equivalent to obtaining a Marketing Authorization in at least [. . .***. . .] Major Countries of the European Union.

Accordingly, the additional amount to be paid by SANOFI-SYNTHELABO to IDM under this Article if a Marketing Authorization is obtained in the United States of America, shall be equal to not less than [. . . *** . . .] before taxes and not more than [. . . *** . . .] before taxes.

Similarly, the additional amount to be paid by SANOFI-SYNTHELABO to IDM under this Article if a Marketing Authorization is obtained in at least [. . .***. . .] Major Countries of the European Union or for the European Market, shall be equal to not less than [. . . *** . . .] before taxes and not more than [. . . *** . . .] before taxes.

The final amount of this additional payment shall be defined by mutual agreement of the Parties within thirty (30) days following notification by the appropriate Health Authorities of the corresponding Marketing Authorization, this final amount reflecting the potential of the Product on the market theoretically targeted, based on the rules of adjustment as defined in Annex 6.5 attached hereto. Absent agreement between the Parties by the specified deadline of thirty (30) days, the final amount shall be fixed, within the specified limits, by a third

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

party expert named by the President of the International Chamber of Commerce of Paris acting at the request of the first acting Party. The final amount of this additional payment may be revised later in order to take into account any expansion of the potential of the product in its market, either by an extension of its indications or by an expansion of the territory for which it is registered.
It is understood, however, that SANOFI-SYNTHELABO shall have, subsequent to the date of determination of the final amount of the additional payment pursuant to the provisions above, a right of waiver of the Exclusive License, pursuant to the following conditions:
–	If SANOFI-SYNTHELABO decides to exercise its right of waiver of the Exclusive License, it shall notify IDM of its decision within a period of thirty (30) days from the date on which it is notified by the third party expert or the date on which the Parties agree on the final amount of the additional payment specified in this Article 6.5. In such case, SANOFI-SYNTHELABO shall be deemed, for all purposes and effects, never to have exercised its Exclusive License Option right to the corresponding Development Program, and shall specifically be released from any payment obligation with respect to the amounts specified in Article 6.4 above and the final amount of the additional payment specified in this Article 6.5.

–	If SANOFI-SYNTHELABO does not exercise its waiver right within the above-mentioned thirty (30) day period, it shall pay IDM simultaneously (i) the amount specified in Article 6.4 above and (ii) the final amount of the additional payment mentioned in this Article 6.5 by bank transfer to the bank account which references shall be notified in a timely fashion to SANOFI-SYNTHELABO, within ten (10) days following the expiration date of the period of thirty (30) days relative to the right of waiver detailed above.
ARTICLE VII – REPRESENTATIONS AND WARRANTIES
IDM represents and warrants that:
7.1.	IDM has the capacity and the power to conclude this Memorandum of Agreement, and to carry out its corresponding obligations. Entering into this Memorandum of Agreement and performing its obligations were duly authorized by IDM’s competent corporate bodies, in application of legal, regulatory and/or contractual provisions, and no further corporate decision is needed to authorize the conclusion of the Memorandum of Agreement or the performance of the obligations specified therein.

7.2.	Neither the performance by IDM of its obligations under this Memorandum of Agreement, nor the performance of the provisions specified thereof (a) contravene any provision whatsoever of IDM bylaws and/or (b) conflict with any contract whatsoever to which IDM is a party.

7.3.	On the date of exercise by SANOFI-SYNTHELABO of each Development Option and of each Exclusive License Option pursuant to this Memorandum of Agreement, the corresponding Industrial Property of the Product and each of the elements that comprise it shall belong to IDM in full title and possession, or IDM may dispose of same freely under contracts concluded with Third Parties for a period equal at least to the term of any License and Supply Contracts concluded with SANOFI-SYNTHELABO hereunder. IDM warrants that entering into and performing this Memorandum of Agreement, the exercise by SANOFI-SYNTHELABO of any of the Development Options or Exclusive License Options and/or executing and performing any License and Supply Contract entered into in application of this Memorandum shall not violate the rights of any Third Party, including the industrial property rights of said Third Parties.
ARTICLE VIII – AMENDMENT TO THE 1999 AGREEMENTS
The Parties agree to formalize, as part of the formalization of the Final Contract, an Amendment to the 1999 Agreements pursuant to the rules set forth in Annex 8 to this Memorandum of Agreement (the “Amendment to the 1999 Agreements”).
ARTICLE IX – CONFIDENTIALITY AND RESTRICTED USE
9.1.	During the life of this Memorandum of Agreement and for a period of ten (10) years following its expiration and/or cancellation for any reason whatsoever, each of the Parties agrees, absent any provision to the contrary in this Memorandum of Agreement, (i) not to disclose to any Third Party information of any kind received from the other Party within the context of the execution of this Memorandum of Agreement unless such disclosure is necessary to carry out the provisions of this Memorandum of Agreement and (ii) not to make use of said information except for the needs of this Memorandum of Agreement.

9.2.	However, the confidentiality and restricted use obligations defined under Article 9.1 above shall not apply to information:
•	that is publicly disclosed or known, or that comes to be disclosed or known, other than by the failure by the Party having received same to perform its obligations under this Article IX,

•	that was already known to the Party that received it at the time it was disclosed to it by the other Party,

•	that the Party receiving same might receive from a Third Party subsequent to its disclosure by the other Party, absent any failure by said Third Party to comply with any Confidentiality obligation benefiting it,

•	that the Party receiving them might develop on its own subsequent to its disclosure by the other Party, independently and without the use of the information received from the latter.

ARTICLE X – CONDITION PRECEDENT – EFFECTIVE DATE – TERM
10.1.	Unless otherwise expressly provided in this Memorandum of Agreement, the obligations of the Parties under this Memorandum of Agreement are subject to the cumulative performance, not later than December 31, 2001, of the following conditions precedent:
(a)	Approval, on terms reasonably satisfactory to SANOFI-SYNTHELABO, by the Extraordinary Shareholders’ Meeting of IDM of the amended terms and procedures for the exercise of BSA 1 and 2 warrants pursuant to the provisions of Annex 8 to this Memorandum of Agreement.

(b)	Execution by IDM and [. . . *** . . .] of an Amendment to the [. . . *** . . .] License Contract specified in paragraph 3 (a) of Annex 3.2 (c) of this Memorandum of Agreement, on terms reasonably satisfactory to SANOFI-SYNTHELABO, giving advance authorization to IDM, irrevocably and unconditionally, and without any restriction other than the term of the [. . . *** . . .] License Contract itself, to sublicense to SANOFI-SYNTHELABO, for the purposes of this Memorandum of Agreement, the rights granted by [. . . *** . . .] under the said Contact.

(c)	Execution by IDM and [. . . *** . . .] of an Amendment to the Exclusive Patent and Know-How License Contract referred to in paragraph 3 (b) of Annex 3.2 (c) of this Memorandum of Agreement, on terms reasonably satisfactory to SANOFI-SYNTHELABO, giving advance authorization to IDM, irrevocably and unconditionally, without any time restriction other than the term of the Exclusive Patent and Know-How License Contract itself, to sublicense to SANOFI-SYNTHELABO for the purposes of this Memorandum of Agreement, the rights granted by [. . .***. . .] Institute under this Contract.
Subject to the performance of said conditions precedent, and subject also to the provisions of Article 10.3 below, this Memorandum of Agreement shall take effect on the first day of the month following the month in which the last of the conditions precedent stipulated above has been met (the “Effective Date”).
By way of exception to the provisions of the preceding paragraph, the provisions of paragraph 2 of Article 3.3 above and of paragraph 1 of Article 3.7 above shall take effect as of the date of signature of this Memorandum of Agreement, the information provided by IDM to SANOFI-SYNTHELABO in that connection being covered by the confidentiality and restricted use obligations defined in Article IX above.
10.2.	As of the date of signature of this Memorandum of Agreement, IDM agrees to carry out all the actions necessary to fulfill the conditions precedent specified in

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

10.3.	Article 10.1 above, and shall use its best efforts to obtain such fulfillment. IDM shall keep SANOFI-SYNTHELABO regularly informed of the progress of these actions, and agrees to send, as soon as possible, notice to the latter of the fulfillment of the conditions precedent.

In the event the conditions precedent stipulated above have not all been fulfilled by December 31, 2001, each of the Parties may cancel this Memorandum of Agreement effective immediately, upon simple notice of its decision sent to the other Party.

The cancellation of this Memorandum of Agreement within the context of the provisions of this Article 10.2 shall not entail the payment of any compensation by one of the Parties to the other Party, except in the event IDM fails to perform its obligations under this Article.

However, it is expressly agreed by the Parties that these conditions precedent are stipulated for the benefit of SANOFI-SYNTHELABO and that the latter, and only the latter, may therefore waive the benefit of one, two or all three conditions precedent by simple notice of its decision sent to IDM by registered mail with return receipt not later than December 31, 2001. In such event, the condition precedent for which SANOFI-SYNTHELABO has exercised its waiver right shall be deemed as met on the date of such waiver, for all purposes under this Memorandum of Agreement.

10.4.	The provisions of Article 10.1 above notwithstanding, IDM agrees, as of the date of execution of this Memorandum of Agreement and up to and including the Effective Date of this Memorandum of Agreement (hereinafter, the “Intermediate Period”), not to take any action whose purposes and/or consequences could have a negative impact on the rights granted by to SANOFI-SYNTHELABO under this Memorandum of Agreement, without the prior written approval of SANOFI-SYNTHELABO.

In that respect, IDM specifically agrees during the Intermediate Period, not to undertake and/or pursue any negotiations whatsoever with a Third party, or to conclude any agreement whatsoever with said Third Party that (i) would constitute a failure by IDM to perform its obligations vis-à-vis SANOFI-SYNTHELABO, and in particular failure to perform the obligations arising from Article III above, assuming that these obligations are in effect as of the date of signature of this Memorandum of Agreement and/or (ii) that would render inaccurate any of the representations stipulated in Annex 3.2 (c) of this Memorandum of Agreement.

10.5.	This Memorandum of Agreement shall remain in effect beyond the period of ten (10) years specified in Article 3.1 above so long as a Development Program carried out pursuant to the provisions of this Memorandum of Agreement is being implemented and, in the event of the exercise by SANOFI-SYNTHELABO of its right for Exclusive License for the results of said Development Program, until the signing of the corresponding License and Supply Contract.

ARTICLE XI – GENERAL PROVISIONS
11.1	Notices and Communications – All notices and other communications stipulated in this Memorandum of Agreement shall be deemed to have been validly made if sent or the following addresses:

For IDM, to:

172, rue de Charonne 75011 Paris – France Attention: Managing Director

For SANOFI-SYNTHELABO, to:

174, Avenue de France 75013 Paris Attention: Director of Legal Affairs

or to any other address that the intended recipients may indicate pursuant to the provisions of this paragraph. All notices or communications shall either be delivered in person in exchange for a signed release dated by the addressee, or sent by registered mail with return receipt (in both cases with a copy sent by fax for information) and shall be deemed to have been received on the date specified on the receipt by the addressee, in the case of personal delivery, or shown on the receipt if sent by registered mail with return receipt.

11.2.	Complete Agreement – This Memorandum of Agreement (including its annexes) expresses the entire agreement between the Parties relative to its purpose and cancels and replaces any prior written instrument in existence or that may have existed relative to same purpose.

11.3.	Waiver; Amendment – Any modification of this Memorandum of Agreement shall be validly made only pursuant to the signing of an Amendment to this Memorandum of Agreement signed by the duly qualified representatives of the Parties. Any waiver of one of the clauses or provisions of this Memorandum of Agreement shall be set forth in a document signed by the waiving Party making specific reference to the clause or provision which application is waived, as well as to the circumstances of such waiver; this waiver may not be considered as applicable to any other situation involving the same clause or provision, or to any other clause or provision of this Memorandum of Agreement.

11.4.	Interpretation – Any reference made in this Memorandum of Agreement to the articles, paragraphs or annexes must, unless otherwise indicated, be understood as being a reference to the articles, the paragraphs or annexes of this Memorandum of Agreement. The preamble and the annexes are an integral part of this Memorandum of Agreement.

11.5.	Independence of Clauses – In the event that a provision of this Memorandum of Agreement is found to be null and void, in whole or in part, such invalidity shall not affect the validity of the rest of the Memorandum of Agreement. In such event, the Parties shall, if possible, replace the unlawful provision with a lawful provision corresponding to the spirit and purpose of the provision to be replaced

11.6.	Non-transferability – Neither of the Parties may transfer or assign to a Third Party all of part of the rights and obligations it has under this Memorandum of Agreement without the prior written agreement of the other Party, which may not be withheld without substantiated reason, except (i) as regards SANOFI-SYNTHELABO, transfer within the context of a partial contribution of assets or split including the entire branch of activity to which the rights covered by this Memorandum of Agreement are attached or (ii) in case of a merger or takeover, and (iii) as regards IDM, in case of a merger or takeover. SANOFI-SYNTHELABO may also freely assign this Memorandum of Agreement, or all or part of the rights arising under this Memorandum of Agreement, to any of its Affiliates whatsoever.

11.7.	Force majeure – Neither of the Parties may be deemed responsible if it is not in a position to perform its contractual obligations due to the occurrence of a force majeure event. By force majeure event is meant any unforeseeable and irresistible cause external to said Party, including but not limited to: fires, explosions, natural disasters, earthquakes, floods, abnormal atmospheric conditions, wars, civil disorders, injunctions and decisions of the administrative, regulatory or government authorities.

The Party faced with a force majeure event shall advise the other Party, as soon as possible after the date of occurrence of the force majeure event, of the causes of any delay and the necessary extensions and postponements in the deadlines for the performance of this Memorandum of Agreement and shall use its best efforts to avoid and/or eliminate any cause of delay in order to pursue the performance of this Memorandum of Agreement.

11.8.	Press Release – Each of the Parties agrees not to issue any press release whatsoever relative to the transactions specified in this Memorandum of Agreement without the prior written approval of the other Party as to the terms of such release.

11.9.	Reinforced Cooperation and Expertise Clause – This Memorandum of Agreement contains clauses that make reference (i) to the reimbursement by one of the Parties of the costs and expenses linked to the implementation of the development programs incurred by the other Party and/or (ii) the determination of the full cost price of the Final Products. It is understood that for the determination of the terms and procedures of calculation of the amount of these elements, each of the Parties shall give the other Party total access to the information needed for such determination and shall provide any substantiating document or additional information necessary for such determination upon request.

Absent agreement between the Parties on the terms and procedures of calculation and/or the amount of any one of these elements within one (1) month of the date on which the corresponding amount should normally be determined in execution of the corresponding clause, these terms and procedures of calculation and/or amount(s) shall be determined by a third party expert designated by the

President of the International Chamber of Commerce at the request of the first acting Party.

The costs and fees of the third party expert shall be share equally by the Parties.
ARTICLE XII – DISPUTES
Any disputes arising from this Memorandum of Agreement or in connection with same shall be resolved permanently in accordance with the Arbitration Rules of the International Chamber of Commerce by one or more arbitrators named pursuant to these Rules. The Memorandum of Agreement shall be governed by French law, the place of arbitration shall be Paris and the language of arbitration shall be French.
Executed in Paris on July 20, 2001, in two (2) originals.

IDM	SANOFI-SYNTHELABO

/s/ Jean-Loup Romet-Lemonne	/s/ Jean-Claude Leroy
By: Jean-Loup Romet-Lemonne	By: Jean-Claude Leroy
President	Senior Vice President, Strategy
and Business Development

/s/ Bernard Brigonnet	/s/ José Ferrer

By: Bernard Brigonnet	By: José Ferrer
Managing Director	Director Legal Affairs Operations

LIST OF ANNEXES
TO THE MEMORANDUM OF AGREEMENT

ANNEX 3.2 (C):	THIRD PARTIES’ RIGHTS TO IDM’s INDUSTRIAL PROPERTY ON THE EXECUTION DATE OF THE MEMORANDUM OF AGREEMENT

ANNEX 3.7:	LIST OF ON-GOING DEVELOPMENT PROGRAMS ON THE EXECUTION DATE OF THE MEMORANDUM OF AGREEMENT

ANNEX 4.1:	DEFINITION OF THE EXECUTIVE COMMITTEE MISSIONS

ANNEX 6.5:	RULES FOR ADJUSTMENT OF THE ADDITIONAL AMOUNT REFERRED TO IN ARTICLE 6.5 OF THE MEMORANDUM OF AGREEMENT

ANNEX 8.1:	CONDITIONS APPLICABLE TO THE AMENDMENT TO THE 1999 AGREEMENTS

Annex 3.2 (c)
THIRD PARTIES’ RIGHTS TO IDM’s INDUSTRIAL PROPERTY ON THE EXECUTION
DATE OF THE MEMORANDUM OF AGREEMENT
1.	IDM is the holder of and/or has full freedom to use all industrial property rights and Know-How it requires for the implementation of its development programs, subject solely to the obtaining of the product and process claims for patents which review procedures are not completed;

To IDM’s knowledge, no element is reasonably likely to oppose the obtaining of these claims.

2.	To IDM’s knowledge, industrial property rights and Know-How referred to in paragraph 1 above are not dependent on any industrial property right held by any Third Party for which IDM does not have a development and commercial exploitation license, subject only to the exceptions specified below:
(a)	[. . . *** . . .]

(b)	[. . . *** . . .]
3.	IDM may freely sublicense for the purpose of development and exclusive commercial exploitation, the industrial property rights and Know-How which it can freely use as licensee, subject only to the exceptions described below:
(a)	[. . .***. . .]

(b)	[. . .***. . .]

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

(c)	[. . .***. . .]

(d)	[. . .***. . .]

(e)	[. . .***. . .]
4.	IDM has not entered into any commitment with any Third Party in application of which, in a given territory and/or in any therapeutic indication whatsoever IDM (i)

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

granted to said Third Party a right for development and/or commercial exploitation of any kind whatsoever (with or without exclusivity) to the industrial property rights and Know-How resulting from its present or future development programs, and/or (ii) has signed a commitment restricting its freedom of development and/or of commercial exploitation of these industrial property rights and Know-How, [. . . *** . . .].
More generally, IDM did not, prior to the date of execution of this Memorandum of Agreement, assign or grant to a Third Party exclusive rights to any indication or therapeutic use and/or to industrial property rights or Know-How directly or indirectly controlled by IDM.
5.	IDM guarantees the accuracy of the statements set forth in this Annex both (i) on the date of execution of this Memorandum of Agreement and (ii) on the Effective Date of this Memorandum, these statements being deemed as reiterated as of such date.

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Annex 3.7:
LIST OF ON-GOING DEVELOPMENT PROGRAMS ON THE EXECUTION DATE OF THE MEMORANDUM OF AGREEMENT
See attached table
[. . .***. . .]

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

[. . .***. . .]

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

[. . .***. . .]

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Annex 4.1:
DEFINITION OF THE EXECUTIVE COMMITTEE’s MISSIONS
–	To define the research and development strategy within the context of the collaboration in the field of ex vivo cell therapies in humans.

–	To approve, or not, each of the proposed Development Programs, including the corresponding estimated timetable and budget, prior to their submission to SANOFI-SYNTHELABO for a decision as to whether or not it will exercise its Development Option right.

–	To supervise the implementation of the Development Programs.

–	To approve, or not, changes in the Development Programs.

–	To approve, or not, based on the results of each Development Program, continued implementation of such Development Program.

–	To define missions of Joint Committees other than the Executive Committee, pursuant to provisions of Article 4.1 of the Memorandum of Agreement.

–	To resolve any disputes arising in Joint Committees other than the Executive Committee.

Annex 6.5:
RULES FOR DETERMINING THE ADDITIONAL AMOUNT
SPECIFIED IN ARTICLE 6.5 OF THE MEMORANDUM OF AGREEMENT
The amount of the additional payment specified in Article 6.5 of the Memorandum of Agreement shall be determined in terms of potential Net Annual Sales of the Product which registration was achieved, according to the following schedule:
[. . . *** . . .]
[. . . *** . . .]

*	Confidential Treatment Requested
under 17 C.F.R. §§200.80(b)(4)and
240.24b-2(b)(1)

Annex 8.:
CONDITIONS APPLICABLE TO THE AMENDMENT
TO THE 1999 AGREEMENTS
The Parties shall carry out amendments to the 1999 Agreements in accordance with the general principles and provisions defined in this Annex.
1.1.	SANOFI-SYNTHELABO irrevocably waives the benefit of its exclusive marketing option right under Article 2.1.2 of the Amendment, as such term is defined in the 1999 Agreements.

1.2.	The Parties agree to reduce from [. . . *** . . .] to [. . . *** . . .] the royalty rate payable by IDM to SANOFI-SYNTHELABO under Article 4 of the Amendment as such term is defined in the 1999 Agreements.

1.3.	Provisions for the exercise of Option 1 and Option 2 as defined in the 1999 Agreements are amended as follows:

1.3.1.	For any Product within the meaning of the 1999 Agreements for which SANOFI-SYNTHELABO has exercised a Development Option and for which the four following cumulative conditions have been met:
(i)	One of the elements of the product consists of Dendritophages obtained using IL-13,

(ii)	The Executive Committee has decided to undertake the corresponding Product Development program in Phase III

(iii)	SANOFI-SYNTHELABO has not decided to permanently interrupt such Development Program in application of Article 5.3 of the 2001 Memorandum of Agreement,

(iv)	Option 1 has not been exercised as of yet under the 1999 Agreements.
the Executive Committee’s decision to move to Phase III of such Development Program shall constitute exercise of Option 1 on the date of that decision.
In all other cases, IDM shall exercise Option 1 in accordance with the provisions of the 1999 Agreements.
1.3.2.	For any Product under the 1999 Agreements for which SANOFI-SYNTHELABO has exercised a Development Option and for which the three following cumulative conditions have been met :
(i)	One of the elements of the Product consists of Dendritophages obtained using IL-13,

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

(ii)	SANOFI-SYNTHELABO has exercised its Exclusive License Option right,

(iii)	Option 2 has not as yet been exercised under the 1999 Agreements.
notification by SANOFI-SYNTHELABO of its decision to exercise its Exclusive License Option right within the context of the corresponding Development Program shall constitute exercise of Option 2 on the date of such notification, on the understanding that the exercise of the BSA 2 warrants continues to be subject to obtaining a reference MA within the meaning of the 1999 Agreements.
In all other cases, IDM shall exercise Option 2 pursuant to the provisions of the 1999 Agreements that will be adapted to reflect the consequences of the provisions of Article 1.1 above.
1.4.	More generally, in no way shall the provisions of this Memorandum of Agreement, including this Annex, be able to be construed as modifying in any way whatsoever to the detriment of SANOFI-SYNTHELABO, the provisions for the attribution and/or exercise by SANOFI-SYNTHELABO of the warrants obtained in application of the 1999 Agreements, the latter remaining unchanged, subject to the provisions of this Annex, in all their provisions, and SANOFI-SYNTHELABO shall continue to benefit from same within the context of the development of any Product pursuant to the 1999 Agreements, whether or not it has exercised as to that Product a Development Option within the meaning of this Memorandum of Agreement.

1.5.	Pursuant to the provisions of Article 10.1 (a) of this Memorandum of Agreement, the obligations of the Parties under that Memorandum are concluded subject to the condition precedent of the approval, on terms reasonably satisfactory to SANOFI-SYNTHELABO, by the Extraordinary Shareholders’ Meeting of IDM, of the modified terms and procedures of the provisions for exercise of BSA 1 and 2 warrants pursuant to the provisions of paragraph 1.3 above.
The Parties agree to include in the text of the Final agreement and/or of the Amendment to the 1999 Agreements (i) clauses relative to the exercise of Options 1 and 2 and to the exercise of BSA 1 and 2 warrants, whether the Product is the object of the exercise by SANOFI-SYNTHELABO of a Development Option or not, as well as (ii) any other clause needed so that the Final agreement and/or the Amendment to the 1999 Agreements can be substituted, as necessary, for the provisions of the 1999 Agreements.